Exhibit 10.22

PINNACLE CORPORATE CENTRE IV

STANDARD OFFICE LEASE

Suite #300

This Lease is made this 8 day of February, 2008, by and between BK Pinnacle IV, LLC, a Kansas limited liability company and BK Properties, LLC, a Missouri limited liability company, as tenants in common, referred to hereinafter as “Lessor” and MHM Resources, LLC, a Delaware Limited Liability Company (a wholly owned subsidiary of Wage Works, Inc., a Delaware Corporation) hereinafter referred to as “Lessee”.

1. PREMISES: WITNESSETH: Lessor does hereby demise and lease under Lessee and Lessee does hereby lease from Lessor that certain office space in the PINNACLE CORPORATE CENTRE IV (“Building”), located at 4200 W. 115th Street, Leawood, Kansas, 66211, known as Suite 300, on the third floor of said building, as shown on Exhibit A, attached hereto (“Leased Premises”). For the purpose of this Lease, it is agreed by and between the parties that the net useable square footage in the Leased Premises shall be deemed to be approximately 18,094 square feet and the net rentable square footage attributable to the Leased Premises shall be deemed to be approximately 19,779 square feet.

1.1 Net Useable Footage: The approximate number of square feet of floor area within the exterior faces of exterior walls (except party walls as to which the center thereof instead of the exterior faces thereof shall be used) constructed for occupancy in the Building. No deduction or exclusion shall be made from Net Useable Footage by reason of interior partitions or other interior construction or equipment.

1.2 Net Rentable Footage: Approximately 19,779 square feet, which is equal to the sum of (i) the number of square feet of Net Useable Footage in the Premises plus (ii) approximately 1,685 square feet representing the amount of square feet of floor area in the Building common areas which is deemed to be the pro rata share thereof attributable to the Net Rentable Footage in the Premises.

2. TERM: This Lease is for a term of five (5) years beginning on the 1st day of July, 2008 and ending on the 30th day of June, 2013.

In the event that at the execution of this Lease the Leased Premises are not constructed and completed, and the same are not completed by the beginning of the stated term above described, Lessor shall not be liable to Lessee for failure to complete by said time, and any damages or other responsibility by Lessor to Lessee is expressly waived, and the term shall begin on the first day of the calendar month next following the day on which the Leased Premises are completed. Should the Lessee occupy Leased Premises prior to the commencement date of the first day of the leased term, as hereinabove described, the Lessee shall be deemed to occupy the premises for the interim prior to the first day of the term upon the same terms and conditions and rentals as stated for the term, and any rentals for a part of the calendar month shall be prorated and paid accordingly. However, in no event, shall the Lease term commence later than the latter of July 1, 2008 or the first day of the month following the completion of construction of the Building, unless otherwise consented to by the parties hereto.

3. BASE RENTAL: Lessee agrees to pay to Lessor during the Initial Lease Term, without prior demand therefore and without any offset or deduction whatsoever, the monthly rent set forth below, as adjusted under Section 3.2 hereof (“Base Rental”):

Time Period	Rent Per Square Foot per Year	Monthly Rent
7/1/08 – 6/30/09	N/A*	*$	37,780.38
7/1/09 – 6/30/11	$25.50		$42,030.38
7/1/11 – 6/30/13	$26.00		$42,854.50

*	Based upon negotiated rate for months 1-12. The Base Rental includes operating expenses other than those adjustments described in Section 3.2.

The monthly Base Rental for each month, or option thereof during the Initial Lease Term, together with any estimated adjustments pursuant to Section 3.2 hereof, shall be due and payable in advance on the first day of each calendar month during the Initial Lease Term and any extensions or renewals thereof, and Lessee hereby agrees to pay such Base Rental and any adjustments thereto to Lessor at Lessor’s address provided herein (or such other address as may be designated by Lessor in writing from time to time). The Base Rental for the first month of the Lease Term is due prior to July 1, 2008. If the term of this Lease commences on a day other than the first day of the month or terminates on a day other than the last day of the month, then the installments of Base Rental and any adjustments thereto for such month or months shall be prorated, based on the number of days in such month, and Lessor shall return any overpayment made by Lessee. All rental payments (both base and additional rentals) shall bear interest at the rate of ten percent (10%) per annum from date due until date paid.

3.1 INTENTIONALLY DELETED.

3.2 OPERATING EXPENSES: In the event that in any calendar year the Lessor’s “Operating Expenses” (defined hereafter) for the Building, including ground in connection therewith and ancillary parking areas, and any other common areas shall exceed the sum of Eight and 25/100 Dollars ($8.25 per net rentable square foot for 19,779 net rentable square feet), the Lessee shall pay additional rent for each full or partial calendar year during the Lease Term, an amount equal to the excess over $8.25 per net rentable square feet as the area of net rentable space bears to the total net rentable area of the building. For the purpose of making this calculation and all other calculations herein where the area of the building and the Premises are involved, it is hereby agreed that the net rentable area under the terms of this Lease is nineteen thousand seven hundred seventy nine (19,779) square feet, and the net rentable area of the Building is Fifty Nine Thousand Four Hundred Ninety Six (59,496) square feet.

In no event shall the total adjusted monthly rent be less than the base amount provided for herein. For the purposes of making any adjustments in the base rent under this Lease, the term “Operating Expenses” shall include the operating expenses of the Building and are herein defined to include, but not be limited to, the following types of expenses:

(a) Wages and salaries of all employees engaged in the operating and maintenance of the Building, including employer’s Social Security Taxes and any other taxes which may be levied on such wages and salaries, and also including any other fringe benefits, but excluding income tax liabilities incurred by Lessor out of its building operations;

(b) All costs of management, operation, and maintenance of the land, the Building, and other improvements thereon and appurtenances thereto;

(c) All janitor and office supplies and material used in the operation and maintenance of the building;

(d) Cost of all maintenance and service agreements on equipment, including window cleaning;

(e) Insurance costs allocable to the building;

(f) Cost of repairs and general maintenance, exclusive of expense of alterations of building for the accommodation of a specific lessee or lessees;

(g) The annual amortization over its useful life on a straight-line basis of the reasonable costs of any equipment installed or capital improvements, made by Lessor to the Leased Premises, the Building, or the grounds of Building;

(h) Cost of all utilities, including but not limited to water, gas, and electrical and the cost of operation and maintenance of heating, lighting, ventilating, and air conditioning equipment serving the building and parking lot;

(i) Cost of maintenance and upkeep of the landscaping and grounds of said building;

(j) Real Estate taxes and special assessments, and costs to protest or appeal same;

(k) Patrol service and/or security guard service;

(1) Such other reasonable operating expenses which Lessor determines relate to the Building, grounds, parking area and other common areas, including Park common area maintenance charges and,

(m) A management fee not to exceed four and one-half percent (4.5%).

The Lessee’s share of such increased cost shall be determined and paid on an annual basis for each calendar twelve (12) months, ending on December 31st, prorating fractional years for the entire lease term. The Lessee’s share of such increased cost shall be estimated beginning on the first day of the calendar year following the end of the first calendar year during the lease term and at the beginning of each calendar year thereafter, and a monthly rate determined. The Lessee shall pay such estimated charge on the first day of each month, (or within ten days thereafter) in advance; provided, however, that within ninety days after the end of each fiscal year the Lessor or his designated agent shall determine its net cost for such fiscal year (and Lessee’s share thereof) and furnish a copy of such computation in writing to the Lessee. If the monthly payment made by the Lessee in such fiscal year exceeds Lessee’s prorata portion of such increased operating expenses of the building, the Lessor or his designated agent shall apply such excess toward subsequent monthly payments, or refund the amount if the Lease is not renewed or otherwise terminated. If Lessee’s prorata portion of such increased operating expenses of the building exceeds the monthly payments made in such fiscal year by the Lessee, the Lessee shall pay the difference to the Lessor’s designated agent. Such payment to the Lessor or his designated agent shall be paid within ten (10) days of notification. Default of any payment required under this paragraph shall be deemed to be a default under the Lease of which it is a part. The payments provided for in this paragraph may at Lessor’s option be computed on the actual cost or estimates and billed on a monthly or on any other basis determined by Lessor and shall be paid by the Lessee within ten (10) days receipt of billing thereof from Lessor. If estimates are used for computations of operating expenses of the building, said estimated cost shall be corrected at the end of each calendar year by Lessor when actual cost are known and the Lessee shall be billed for any deficiencies if any and said deficiencies shall be paid by Lessee within ten (10) days of notice by Lessor. If estimated payments result in excess and said excesses shall be applied toward subsequent monthly charges estimated and said subsequent monthly payments reduced in accordance therewith. For all purposes of computing additional rents due Lessor pursuant to this paragraph, Lessee’s share shall be 33.2% of the total cost to Lessor computed in accordance with the foregoing. In no event will Lessee be required to share in any cost which is or could be reimbursed to Lessor by insurance.

The expenses for “labor” as hereinabove referred to shall include without limitation Workman’s Compensation Insurance, Social Security and any fringe benefits paid or accrued to employees of the building. The term “labor” shall mean all wages allocable to the operation, maintenance or repair of the building whether the person(s) receiving such wages are employed by Lessor or by a contractor or agent, provided, however, that the salaries paid to executive employees of Lessor shall not be included as operating expenses, but salaries and wages of the superintendent of the building and all employees subject to his direction shall be so included.

4. SECURITY DEPOSIT: Lessee shall, on or before the commencement of the Term, deliver to Lessor a valid standby letter of credit issued by a reputable banking institution acceptable to Lessor (“Issuing Bank”), in the form set forth at Exhibit D, made a part hereof, or such other form as is acceptable to Lessor in its absolute discretion, with an expiry no earlier than one year from the date of issuance, in the amount of Five Hundred Ninety-Three Thousand Three Hundred Seventy Dollars ($593,370.00) (or such greater amount, if any, which is advanced by Lessor as “Additional Construction Allowance” pursuant to Section 12.3 hereof) (“Letter of Credit”) which may be called, presented for payment and/or redeemed by Lessor in whole or in part at any time and from time to time whenever (i) there has been a default by Lessee under this Lease, or (ii) this Letter of Credit or a letter of credit in substitution thereof is due to expire within thirty (30) days and a renewal or substitution letter of credit in the same form has not been issued by the Issuing Bank or another bank meeting the within criteria. Lessor may use all or any part of the Letter of Credit for the payment of Rent or any other charges in default under the Lease, or for the payment of any other amount which Lessor may spend or become obligated to spend by reason of Lessee’s default, or to compensate Lessor for any other loss or damage which Lessor may suffer by reason of Lessee’s default. If any portion of the Letter of Credit is so used or applied, Lessee shall, within ten (10) days after written demand therefor, deposit cash with Lessor in an amount sufficient to restore the full amount of said Security Deposit to the full amount hereinabove stated. The Letter of Credit (or a substitute letter of credit) shall be renewed and extended from time to time until thirty (30) days after the expiration of the Term in accordance with the terms of this Lease. Lessor must give Lessee five (5) days’ written notice prior to presenting the Letter of Credit (or any replacement Letter of Credit), and if Lessee shall fully cure all defaults prior to presentation, Lessor will refrain from presenting the Letter of Credit for payment. If Lessee shall fully and faithfully perform every provision of this Lease to be performed by it, said Letter of Credit, any cash Security Deposit shall be returned to Lessee within fifteen (15) days after the expiration of the Term.

So long as (i) there is no default or event of default which has occurred and is continuing under the Lease and (ii) there have been no monetary delinquencies by Lessee during the Lease term (whether or not cured), Lessor agrees that beginning in the 37th month of the Lease term, the amount of the Letter of Credit may be reduced by $27,724.00 per month, until the amount of the Letter of Credit is reduced to an amount equal to one month’s Base Rental.

5. OPTION TO MOVE: Lessor may move Lessee to other space in the Building of the same size or larger provided such move shall be made only in the event Lessor needs the space for the expansion of another lessee, and provided that such space shall be one contiguous space. In that event, the Lessor shall pay all of the expenses that may be involved in making the move. If the space is larger, the Base Rental shall remain the same unless an increase is mutually agreed to between the Lessee and the Lessor.

6. ASSIGNMENT & SUBLETTING: Lessee shall not sublet the Premises or any part thereof and Lessee shall not assign, transfer, pledge, mortgage or otherwise encumber this Lease, or any portion of the term thereof, without the previous written consent in each instance of Lessor, and Lessee shall furnish to Lessor copy of such proposed instrument; Lessor agreeing, however, not to unreasonably withhold or condition consent to subletting for any legitimate business not detrimental to the premises or adjacent property, or occupants thereof, and not more hazardous on account of fire or otherwise, and not creating wear and tear to the Premises more than the business for which the Premises are herein leased. In lieu of granting its consent to a subletting or assignment of this Lease, Lessor may, at its sole option, terminate this Lease by notice to Lessee given within five (5) days from the receipt of request for permission to sublet or assign by Lessee. Such termination shall be effective on the same date as the commencement date of the proposed subletting or assignment requested by Lessee. Permission is, however, granted Lessee to assign this Lease and also to sublet the Premises to any subsidiary corporation of Lessee, or parent corporation of Lessee, upon giving Lessor written notice of intent to so do. In the event of any assignment or subletting, Lessee shall remain the principal obligor to the Lessor under all covenants of this Lease, and by accepting any assignment or subletting, an assignee or sublessee shall become bound by and shall perform and shall become entitled to the benefit of all of the terms, conditions and covenants by which the Lessee hereunder is bound.

In the event of a sale of all or substantially all of Lessee’s assets, the Lessee shall either (a) cause the purchaser thereof to assume all of Lessee’s obligations under this Lease from and after the date of such acquisition in writing, (b) pay Lessor the amount necessary to settle any outstanding claims under this Lease, if the purchaser does not assume this Lease and this Lease is terminated by Lessor prior to its Term (under Section 2, including extensions thereof), or (c) find sublessee(s) or new tenants satisfactory to Lessor under terms acceptable to Lessor.

7. MAINTENANCE: Lessor shall, at its expense, maintain in good condition and repair (including replacements where necessary) the roof, downspouts, exterior doors, windows and walls, foundation, and structural parts of the building of which the demised premises constitute a part. Such costs shall be shared by Lessee by virtue of Section “3.2” of this Lease.

Lessee covenants and agrees to maintain the interior of the Leased Premises in good condition and repair.

So long as any action is not inconsistent with the provisions of this Lease, Lessor reserves the right to make repairs and alterations to the building or any part thereof and to the Leased Premises when and where it may deem necessary in its reasonable opinion. No damage or compensation shall be claimed by Lessee by reason of any inconvenience, annoyance or otherwise arising from the completion of the building.

8. CARE OF PREMISES: The Lessee shall not perform any acts or carry on any practices which may damage the building or be a nuisance or menace to other Lessees in the building. The Lessee shall not use or permit the use of any portion of said premises as sleeping apartments, lodging rooms, for cooking (except in a designated kitchen or lunchroom used as a convenience area in conjunction with the office use permitted herein), or for any purpose not permitted under the use clause of this Lease, or for any unlawful purpose or purposes.

9. PERMITTED USE: Lessee shall use and occupy the Premises for general office purposes and no other use or purpose, and Lessee agrees for itself and its employees, agents, clients, customers, invitees, and guests to comply with the rules and conditions as outlined in this Lease and with such reasonable modifications thereof and additions thereto as Lessor may make for the Building, its being agreed that Lessor shall not be liable for any nonobservance thereof by any other Lessee. Lessee shall not make or permit to be made any use of the Premises which, directly or indirectly, is forbidden by law, ordinance or governmental regulation or which may be dangerous to persons or property or which may invalidate or increase the premium cost of any policy of insurance carried on the Building or covering its operations; nor shall Lessee do or permit to be done any act or thing upon the Premises which will be in conflict with fire insurance policies covering the Building.

10. ALTERATIONS AND IMPROVEMENTS: Lessee shall not, without the prior written consent of Lessor, make any alterations, improvements or additions to the Premises. If Lessor consents to said alterations, improvements or additions, it may impose such conditions with respect thereto as Lessor deems appropriate, including without limitation requiring Lessee to furnish Lessor with security for the payment of all costs to be incurred in connection with such work and the plans and specifications together with all permits necessary for such work. The work necessary to make any alterations, improvements or additions to the premises shall be done at Lessee’s expense by employees of or contractors hired by Lessor except to the extent Lessor gives its prior written consent to Lessee’s hiring contractors. Lessee shall promptly pay to Lessor or to Lessee’s contractors, as the case may be, when due, the cost of all such work and of all decorating required by reason thereof. Upon completion of such work, Lessee shall deliver to Lessor, if payment is made directly to contractors, evidence of payment, contractor’s affidavits and full and final waivers of all liens for labor, services or materials. Lessee shall defend and hold Lessor and the Land and the Building harmless from all costs, damages, liens and expenses related to such work. Lessor reserves the right to require separate documentation in the event it elects to have third-party financing of any improvements to be performed by Lessor. All work done by Lessee or its contractors shall be done in a first class, workmanlike manner, using only good grades of materials and shall comply with all insurance requirements and all applicable laws and ordinances and rules and regulations of governmental departments or agencies. All alterations, improvements and additions to the Premises, whether temporary or permanent in character, made or paid for by Lessor or Lessee shall become Lessor’s property at the termination of this Lease and shall, unless Lessor requests their removal, be relinquished to Lessor in good condition, ordinary wear and tear excepted.

In the event Lessee’s lender requests a Lessor’s consent and/or waiver with respect to Lessee’s lender’s collateral, Lessee shall submit a proposed document to Lessor along with an administrative review fee of $500.00. After receipt of the proposed document and the administrative review fee, Lessor agrees to thereafter provide a consent and/or waiver to Lessee and its lender in such form and with such changes as are acceptable to Lessor in its absolute discretion.

11. REPAIRS AND REPLACEMENTS: Lessee shall, at its own expense, keep the Premises in good repair and tenantable condition during the Term of this Lease except as otherwise provided in Section 14 of this Lease, and Lessee shall promptly and adequately repair all damages to the Premises occasioned by Lessee’s use or occupancy of the Premises and replace or repair all damaged or broken glass, fixtures and appurtenances, under the supervision and with the approval of Lessor and within any reasonable period of time specified by Lessor. If Lessee does not do so, Lessor may (but need not) make such repairs and replacements, and Lessee shall pay Lessor the cost thereof forthwith upon being billed for same. Lessor may, but shall not be required to, enter the Premises at all reasonable times to make such repairs, alterations, improvements and additions, including ducts and all other improvements and additions, including ducts and all other facilities for air conditioning service as Lessor shall desire or deem necessary to the Premises or to the Building or as Lessor may be required to do by any governmental authority.

12. TENANT IMPROVEMENTS

12.1 IMPROVEMENTS: Except as set forth hereinafter in this Section 12, Lessee leases the Premises “AS-IS” and acknowledges that Lessor has no obligation to make or otherwise pay for any improvements, alterations or repairs thereto, provided Lessor agrees to deliver the Building shell in accordance with the building specifications set forth in Exhibit E.

12.2 WORKING DRAWINGS: Lessee will have prepared the Working Drawings for the Premises. Said Working Drawings shall be delivered by Lessee to Lessor on or before March 15, 2008 in order to avoid any Lessee delay as set forth in Section 12.4. Lessor will review and approve the Working Drawings within three (3) days following receipt thereof. As used herein, “Working Drawings” shall mean the final working drawings approved by Lessor, as amended from time to time by any approved changes thereto, and “Work” shall mean all improvements to be constructed in accordance with and as indicated on the Working Drawings. Approval by Lessor of the Working Drawings shall not be a representation or warranty of Lessor that such drawings are adequate for any use, purpose, or condition and that such drawings comply with any applicable law or code, but shall merely be the consent of Lessor to the performance of the Work. Lessee shall, at Lessor’s request, sign the Working Drawings to evidence its review and approval thereof. All changes in the Work must receive the prior written approval of Lessor, and in the event of any such approved change Lessee shall, upon completion of the Work, furnish Lessor with an accurate, reproducible “as-built” plan (e.g., sepia) of the improvements as constructed, which plan shall be incorporated into this Lease by this reference for all purposes.

12.3 CONSTRUCTION OF IMPROVEMENTS: Lessor agrees to cause the Work to be completed in accordance with the Working Drawings. Lessor shall not be obligated to construct or install any improvements or facilities of any kind other that those called for by Working Drawings. “Building Grade” and/or “Building Standard” shall mean the type, brand, and/or quality of the materials Lessor designates from time to time to be the minimum quality to be used in PINNACLE CORPORATE CENTRE IV or the exclusive type, grade or quality of material to be used in the PINNACLE CORPORATE CENTRE IV Building. Subject to the limitation hereinafter provided, the total cost of constructing the Work (including, without limitation, space planning and construction document fees, design of the Work and preparation of the

Working Drawings including mechanical, electrical, and plumbing (MEP’s) plans, costs of construction supervision, labor and materials, all utility usage during construction, related taxes and other costs related directly to the improvement of the Premises, all of which costs are herein collectively called the “Total Construction Costs”) as outlined in Exhibit C hereof shall be borne by Lessor up to but not exceeding Five hundred ninety three thousand three hundred seventy Dollars $593,370.00 ($30.00 per rentable square foot) (the “Construction Allowance”). Lessee shall be advised of any projected costs in excess of such amount and Lessee shall reimburse Lessor for such additional cost within fifteen (15) days of receipt of Lessor’s invoice. Based upon the rental rate schedule set forth herein, Landlord will agree to amortize, up to an additional Fifteen Dollars ($15.00) per rentable square foot leased (“Additional Construction Allowance”) amortized over a twenty-year period at an annual interest rate of Eight (8%) per annum. Lessor or its affiliate shall supervise the Work, make disbursements required to be made to the contractors, and act as a liaison between the contractors and Lessee and coordinate the relationship between the Work, the Building, and the Building’s systems. In consideration for Lessor’s construction supervision services, Lessee shall pay to Lessor a construction supervision fee equal to three percent (3%) of the total construction costs, which cost may be deducted from the Construction Allowance.

Notwithstanding the foregoing, Lessor and Lessee acknowledge that Lessee shall have the right to select an architect and/or contractor of its choice to perform the Work, provided such selection shall be subject to the approval of Lessor after Lessee submits to Lessor the name, references, bonding capability and other information pertaining to such architect and/or contractor as Lessor shall reasonably request.

It is further acknowledged by Lessor and Lessee that Lessor shall bid the cost of performing the Work at the same time that Lessee bids same. If Lessor’s bid is less than Lessee’s bid, Lessee may nonetheless select its architect and/or contractor, but in such event the Construction Allowance shall not exceed the amount of Lessor’s bid.

Lessor acknowledges that Leased Premises is being used for, among others, a customer call center, and therefore, require a certain reasonable noise control. Lessor agrees to make commercially reasonable efforts to limit any noises which interfere with Lessee’s business.

12.4 DELAY IN COMPLETION: If a delay in the performance of the Work occurs (a) because Lessee does not timely deliver the Working Drawings; (b) because of any change by Lessee to the Working Drawings, (c) because of any specification by Lessee of materials or installations in addition to or other than Lessor’s Building Standard materials, or (d) if Lessee, any contractor or subcontractor, or Lessee’s agents otherwise delay completion of the Work, and the obtaining of a temporary or final certificate of occupancy, then, notwithstanding any provision to the contrary in this Lease, Lessee’s obligation to pay rent and additional charges as set forth in the Lease shall commence on the Commencement Date of the Lease.

13. INSURANCE: The Lessee agrees to pay as additional rental any increase in premiums for insurance against loss by fire that may be charged during the term of this

Lease on the amount of insurance to be carried by the Lessor on the Building, resulting from the business carried on in the Leased Premises by the Lessee whether or not the Lessor has consented to same.

If the Lessee installs any electrical equipment that overloads the lines in the herein Leased Premises, the Lessee shall at its own expense make whatever changes are necessary to comply with the requirements of the Insurance Underwriters and the City Electrical Inspector’s Department. Lessee agrees not to use any electric irons, electric grills, or other electrical equipment that contains a heating element unless said electrical equipment is used in connection with a red pilot light, connected and operated in compliance with underwriters’ specifications.

Lessee, shall at all times during the term hereof, and at its own cost and expense, procure and continue in force bodily injury liability and property damage liability insurance, which policies shall name Lessor as an additional insured. Such insurance at all times shall be in an amount of not less that TWO MILLION DOLLARS ($2,000,000) combined single limit coverage. The aforementioned minimum limits of policies shall not, however, limit the liability of Lessee hereunder. Lessee shall at all times during the term of this lease keep and maintain in force and effect insurance coverage providing protection against loss, damage or injury by whatever means, with respect to all improvements, betterments, furniture, fixtures, machinery, equipment, stock in trade and all other items kept, used or maintained by Lessee in, on or about the Premises. Each party shall also procure and continue in force throughout the term, worker’s compensation insurance. The aforementioned insurance shall be with companies having a rating of not less than Best’s A rating and which are approved by Lessor. Certificates of such insurance shall be furnished to the Lessor by the insurance companies prior to occupancy, and no such policy shall be cancelable or subject to reduction of coverage or other modification except after THIRTY (30) days prior written notice to Lessor. The WC insurance certificate should also be required from the Lessor, and should also cover the janitorial services if that’s contracted out by the Lessor.

Lessor shall maintain in effect throughout the term of this Lease, a policy or policies of insurance providing fire and extended risk coverage subject to standard exclusions, such insurance to be to the extent of at least ninety (90) percent of the full insurable replacement value of the building in which the leased Premises are located (exclusive of Lessee’s improvements and betterments, and furniture, trade fixtures, machinery, and equipment of Lessee), and insurance for Lessor’s loss of income, and liability insurance on the common areas. Lessee shall reimburse Lessor for its proportionate share of such insurance costs pursuant to Paragraph 3.2 herein.

If the Leased Premises shall be partially or totally destroyed by fire or other casualty insurable under full standard fire and extended risk insurance, so as to become partially or totally untenantable, the same, (unless Lessor shall elect not to rebuild as hereinafter provided) shall be repaired and restored by and at the cost of Lessor, and a just and proportionate part of the rent, as provided for hereinafter, shall be abated until the Leased Premises are so restored. However this duty to repair would not relieve Lessee from its obligations for Lessee’s insurance as set forth in herein, nor would it relieve Lessee from its obligations for repairs to glass or glazing from vandalism, malicious mischief, or other damages as set forth in Paragraph 15 herein.

Lessor agrees to indemnify Lessee from and against any and all claims, demands, damages, actions, suits, judgments, decrees, orders, and expenses arising out of or on account of any damage or injuries sustained or claimed to have been sustained to any person or property in or upon any of the common facilities of the office building by any person whatsoever, unless the same shall be due to the willful or negligent act of Lessee, its agents, servants, employees, or persons or firms in privity with Lessee.

Lessee will indemnify and save harmless Lessor, its agents and servants, from and against any and all claims, actions, damages, suits, judgments, decrees, orders, liability and expense in connection with loss of life, personal injury and/or damage to property arising from or out of any occurrence in, upon or about the Leased Premises, or in the occupancy or use by Lessee of the Leased Premises or any part thereof, or occasioned wholly or in part by. any act or omission of Lessee, its agents, contractors, employees, servants, or sublessees, unless the same be caused by the willful or negligent act of Lessor.

As part of the consideration for this Lease, each of the parties hereto does hereby release the other party hereto from all liability for damage due to any act or neglect of the other party (except as hereinafter provided) occasioned to property owned by said parties which is or might be incident to or the result of a fire or any other casualty against loss for which either of the parties is now carrying or hereafter may carry insurance; provided, however, that the releases herein contained shall not apply to any loss or damage occasioned by the willful, wanton acts of either of the parties hereto, and the parties hereto further covenant that any insurance that they obtain on their respective properties shall contain an appropriate provision whereby the insurance company, or companies, consent to the mutual release, of liability contained in this paragraph.

Lessee shall comply with all insurance regulations so that the lowest fire and extended coverage, liability and other insurance rates may be obtained and nothing shall be done, or kept in or on the premises by Lessee which will cause cancellation, invalidation or an unreasonable increase in the premiums of Lessor’s insurance. Lessee will be responsible for any increase in fire and extended risk coverage premiums which are attributable in whole or in part to the use of the Leased Premises by Lessee or the activities at or about the Lease Premises by Lessee, its agents, contractors, employees, servants, or sublessees.

14. EXAMINATION & ACCEPTANCE OF PREMISES: The Lessee takes the premises as they will be on the beginning date hereof and is fully informed independent of the Lessor as to the character of the building, its construction and structure. It is further agreed that by occupying said premises as the Lessee, the Lessee formally accepts the same and acknowledges that Lessor has complied with all requirements imposed upon Lessor under the terms of the Lease, unless Lessee shall have given written notice to Lessor of any items not satisfactorily completed. Should Lessee occupy the premises without notifying Lessor within thirty (30) days of items not completed in conformance with the lease terms, it will be conclusively presumed that the premises have been satisfactorily completed and fully accepted by Lessee. It is understood and agreed that all property kept, stored, or maintained in the demised premises shall be so kept, stored, or maintained at the risk of the Lessee only.

15. DESTRUCTION OR DAMAGES: If during the term hereof, said Leased Premises shall become untenantable by reason of fire or other unavoidable casualty the rent therefore shall abate with proportionate refund of any prepayment of rentals that may have been made until the Leased Premises shall have been restored and put in good condition by the Lessor for use by the Lessee; provided, however, if in the opinion of a licensed professional architect or civil engineer to be hired by the Lessor at its expenses, determines that the Leased Premises cannot be readied for occupancy within one hundred twenty (120) days to give written notice to the Lessee, and Lessee at that time can determine whether it intends to continue with the Lease or terminate same. If, however, the building or any portion thereof shall be or become so damaged, as in the opinion of Lessor’s licensed professional architect or civil engineer, and at the option of the Lessor, possession of the Leased Premises is desired or required by it for demolition, reconstruction, sale, or any other purpose whatsoever, the Lessor may, by written notice to the Lessee, within thirty (30) days after such casualty, terminate the within Lease and the term thereof. Lessor shall use best efforts to obtain the estimate time of reconstruction or repairs as quickly as possible. The Lessor shall indemnify and hold harmless the Lessee, its officers and employees, against any liability for damage to the premises of the Lessor caused by fire or any other cause covered by the standard fire insurance with extended coverage policy used in the State of Kansas whether or not such damage is caused by the negligence of the Lessee or any of its officers or employees. In addition, if the Lease is not terminated by either Lessor or Lessee, Lessor shall exercise commercially reasonable efforts to relocate Lessee during the reconstruction period to a location and on such terms as are mutually acceptable to Lessor and Lessee.

16. UTILITIES & SERVICES: Lessor recognizes that Lessee may from time to time be required to use the premises after normal business hours during evenings, Saturdays, Sundays and Holidays and Lessor will, without charge, furnish Lessee electricity at those additional times, unless Lessee’s hours of use are consistently in excess of the normal business hours of 7 AM to 6 PM, Monday thru Friday, 8 AM to 1 PM, Saturday. In such event, Lessor shall bill Lessee and Lessee shall be responsible and pay for the extra electricity used by it.

Lessee is further advised that during the air conditioning season the normal business hours for air conditioning of the premises are from 7 AM to 6 PM, Monday thru Friday, 8 AM to 1 PM, Saturday, and Lessee is further advised that special arrangements may be made for normal air conditioning at other hours, upon payment of Lessor’s actual cost of providing such service.

Lessee is further advised that during the heating season the normal business hours for heating of the premises are from 7 AM to 6 PM, Monday thru Friday, 8 AM to 1 PM, Saturday, and that the premises receive reduced heating during other hours. Lessee is further advised that special arrangements may be made for normal heating at other hours, upon payment of Lessor’s actual cost of providing such service. Lessee acknowledges that Lessor may be required to adjust temperatures in the building to conform to regulations established by outside authorities and such conformance by Lessor shall take precedence over the terms of this Lease.

Lessor agrees to furnish Lessee with fluorescent tubes or incandescent bulbs for the electrical fixtures installed by Lessor in the Leased Premises, but not for special fixtures, lamps, and the like installed or caused to be installed by Lessee. Lessor agrees to furnish self operated passenger elevator service, and standard janitor cleaning service for the premises. Lessee agrees that Lessor shall not be held liable for failure to supply such heating, air conditioning or elevator service or any of them, it being understood that Lessor reserves the right to temporarily discontinue such services, or any of them, at such times as may be necessary by reason of accident, repairs, alterations or improvements. No person or persons other than the Lessor’s janitor and his assistants will be permitted to enter the building for such purpose without the written consent of Lessor and Lessee being first had and obtained except in cases of emergency. No freight, furniture or bulky matter of any description shall be received in the building or carried up or down in the elevators except during such hours as the Lessor may prescribe.

17. DIRECTORY: A directory will be maintained in the lobby of the building by the Lessor, with the names and suite numbers of the Lessees in the building properly numbered and lettered, but if changed or added to, Lessee will pay for cost of same. Door signs shall be ordered by the Lessor and paid for by the Lessor and installed in locations specified by Lessor. The Lessee will not attach to the doors or hallways any signs or logos other than the standard building type that will be furnished by the Lessor.

18. KEYS & INSPECTIONS: Lessee will be supplied, free of charge, with two keys for each corridor door entering the Leased Premises. All such keys shall remain the property of Lessor. No additional locks shall be allowed on any door of the Leased Premises. Lessor acknowledges that Lessee have highly sensitive information that are subject to security protection. Therefore, only when accompanied by Lessee’s employees or only with Lessee’s written consent, Lessor and Lessor’s designees may enter the interior offices and work areas of the Leased Premises, by pass key or otherwise, to examine same, or to make such repairs, decoration, additions or alterations as may be necessary for the safety, betterment, improvement, and/or preservation thereof, or of the building, without in any manner affecting the obligations of Lessee hereunder, or to show the Leased Premises for rental purposes. The accompaniment or consent requirements shall not apply to emergency repairs or security incidents (e.g., robbery), or to access to the Leased Premises from exterior doors.

19. QUIET POSSESSION AND SUBORDINATION: Lessor covenants and agrees with Lessee that upon Lessee’s paying the Rent and Additional Rent and observing and performing all of the terms, covenants and conditions on Lessee’s part to be observed and performed, Lessee shall peaceably and quietly enjoy the Premises throughout the Term of this Lease without hindrance or molestation by anyone claiming through or under Lessor, subject, however, to the terms and conditions of this Lease and any ground or underlying leases and mortgages or deeds of trust on the Land or Building. This Lease is subject and subordinate to all present or future ground or underlying leases of the Land or Building and to the lien of any mortgages or deeds of trust now or hereafter in force against the Land and Building or either and to all renewals, extensions, modifications, consolidations and replacements thereof and to all advances made or hereafter to be made upon the security thereof. Such subordination shall be self executing without further act on the part of Lessor or Lessee; provided, however, that Lessee shall at any time hereafter within 10 days, on the demand of Lessor or any lien holder, execute a subordination agreement and any instruments, releases or other documents that may be required by any lien holder for the purpose of confirming the subordination of this Lease to the lien of such lien holder. Lessee hereby irrevocably authorizes Lessor to execute and deliver in the name of Lessee any such instrument or instruments if Lessee fails to do so. In the event that any mortgagee through foreclosure of any mortgage or deed of trust to which this Lease is unsubordinated (or by deed in lieu thereof), or any ground or underlying Lessor through termination of any ground or underlying lease, or any purchaser at a foreclosure sale becomes the owner of the Premises, Lessee will attorn to and recognize such entities becoming such owner for all purposes in place of the Lessor named in this Lease; provided that there shall be no credit given by such entity to Lessee for any Rent or Additional Rent which has been prepaid to Lessor named herein.

20. HOLDING OVER: If Lessee retains possession of the Premises or any part thereof after the termination of the Term or any extension thereof by lapse of time or otherwise, Lessee shall pay Lessor rent at a rate equal to one hundred fifty percent (150%) of the rate payable for the month immediately preceding the commencement of said holding over (including any Additional Rent) computed on a per month basis for each month or part thereof (without reduction for any such partial month) that Lessee remains in possession; and in addition thereto, Lessee shall pay Lessor all damages, consequential as well as direct, sustained by reason of Lessee’s retention of possession. Except as otherwise provided in this Section, such retention of possession shall constitute a month-to-month lease. Alternately, at the election of Lessor expressed in a notice to Lessee and not otherwise, such retention of possession shall constitute a renewal of this Lease for one (1) year at an annual rental equal to one hundred and fifty percent (150%) of the rental paid in the year preceding. The provisions of this Section shall not exclude Landlord’s right of reentry or any other right hereunder. If Lessor has not elected to renew this Lease for one (1) year, nothing herein contained shall preclude Lessor from terminating such retention of possession by service of a thirty (30) day notice as provided by law. The acceptance by Lessor of any payment of Rent subsequent to the commencement of such retention of possession by Lessee shall not be deemed to constitute a waiver by Lessor of any of the provisions of this Section.

21. INDEMNIFICATION OF LESSOR: Lessee agrees to indemnify and save harmless Lessor against and from, and to require any sublessee to indemnify and save harmless Lessor against and from, any and all claims by or on behalf of any person or persons, firm or firms, corporation or corporations, arising from the conduct or management of or from any work or thing whatsoever done by Lessee or any sublessee in or about the Building, the Land or the sidewalks in front of the Building, or arising from any act or negligence of Lessee or any sublessee, or any of their agents, contractors, servants, invitees, employees or licensees, and from and against all costs, counsel fees, expenses and liabilities incurred in or in connection with any such claim or action or proceeding brought thereon; and in case any action or proceeding be brought against Lessor by reason of any such claim. Lessee hereby covenants, and shall require any sublessee likewise to covenant, upon notice from Lessor to resist or defend at Lessee’s or such sublessee’s expenses such action or proceeding by counsel reasonably satisfactory to Lessor. Lessee, as a material part of the consideration to Lessor, hereby assumes and agrees to require any sublessee to assume all risk of damage to property in or upon the Premises from any source and to whomever belonging, and Lessee hereby waives and agrees to require any sublessee to waive all claims in respect thereof against Lessor and agrees to defend and save Lessor harmless from and against, and require any sublessee likewise to agree to defend and save Lessor harmless from and against, any such claims by others.

There is excluded from the foregoing indemnification and assumption any claims arising from the active negligence of Lessor, structural or latent defects in the Building or its equipment and the willful failure of Lessor to perform its obligations hereunder.

22. SURRENDER OF POSSESSION: Upon the expiration of the term or any extension thereof, or upon the termination of Lessee’s right of possession whether by lapse of time or at the option of Lessor as herein provided, Lessee shall forthwith surrender the Premises to Lessor in good order, repair and condition, ordinary wear and tear excepted. Any interest of Lessee in the alterations, improvements and additions to the Premises (including without limitation all carpeting and floor covering) made or paid for by Lessor or Lessee shall become Lessor’s property at the termination of this Lease by lapse of time or otherwise, and such alterations, improvements and additions shall be relinquished to Lessor in good condition, ordinary wear and tear excepted. At the termination of the term or of Lessee’s right of possession, Lessee agrees to remove the following items of Lessee’s property: office furniture, trade fixtures, office equipment and other items of Lessee’s property on the Premises. Lessee shall pay to Lessor upon demand the cost of repairing any damage to the Premises and to the Building caused by any such removal. If Lessee shall fail or refuse to remove any such property from the Premises, Lessee shall be conclusively presumed to have abandoned the same, and title thereto shall thereupon pass to Lessor without any cost (by setoff, credit, allowance or otherwise), and Lessor may at its option accept the title to such property or at Lessee’s expense may (a) remove the same or any part in any manner that Lessor may choose, repairing any damage to the Premises caused by such removal, and (b) store, destroy or otherwise dispose of the same without incurring liability to Lessee or any other person.

23. DEFAULT AND REMEDIES.

23.1 EVENTS: The occurrence of any of the following shall, at the option of Lessor, constitute a material default and breach of this Lease by Lessee: (i) Any failure by Lessee to pay the rental or to make any other payment required to be made by Lessee hereunder; (ii) The abandonment or vacation of the Premises by Lessee; (iii) A failure by Lessee to observe and perform any other provision of this Lease to be observed or performed by Lessee, where such failure continues for thirty (30) days after written notice thereof by Lessor to Lessee provided however, that if the nature of such default is such that the same cannot reasonably be cured within such thirty (30) day period commence such cure and thereafter diligently prosecute the same to completion; (iv) The making by Lessee of any general assignment for the benefit of creditors; the filing by or against Lessee of a petition to have Lessee adjudged a bankrupt or of a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Lessee, the same is dismissed within sixty (60) days); appointment of a trustee or receiver to take possession of substantially all of Lessee’s assets located at the Premises or of Lessee’s interest in this Lease, where possession is not restored to Lessee within thirty (30) days or the attachment, execution or other judicial seizure of Lessee’s interest in this Lease, where such seizure is not discharged within thirty (30) days.

23.2 RIGHT OF RECOVERY: In the event of any such default by Lessee, then in addition to any other remedies available to Lessor at law or in equity, Lessor shall have the immediate option to terminate this Lease and all rights of Lessee hereunder by giving written notice of such intention to terminate. In the event that Lessor shall elect to terminate this Lease then Lessor may recover from Lessee: (i) The worth at the time of award of any unpaid rent which had been earned at the time of such termination plus; (ii) any other amount necessary to compensate Lessor for all the detriment proximately caused by Lessee’s failure to perform his obligations under this Lease or which in the ordinary course of events would be likely to result there from, and; (iii) at the Lessor’s election such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable Kansas law. The term “rent” as used herein, shall be deemed to be and to mean the minimum annual rental and all other sums required to be paid by Lessee pursuant to the terms of this Lease. As used in subparagraph (i) above, the “worth at the time of award” is computed by allowing interest at the rate of ten (10%) percent per annum.

23.3 RIGHT TO REENTER: In the event of any such default by Lessee, Lessor shall also have the right, with or without terminating this Lease, to reenter the Premises and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Lessee.

23.4 RIGHTS OF LANDLORD: In the event of the vacation or abandonment of the Premises by Lessee or in the event that Lessor shall elect to reenter as provided in Paragraph 23.3 above or shall take possession of the Premises pursuant to legal proceeding or pursuant to any notice provided by law, then if Lessor does not elect to terminate this Lease, as provided in Paragraph 23.2 above, then Lessor may from time to time, without terminating this Lease, either recover all rentals as it becomes due or relet the Premises or any part thereof for such term or terms and at such rental or rentals and upon such other terms and conditions as Lessor in its sole discretion may deem advisable with the right to make necessary and repairs to the Premises.

In the event that Lessor shall elect to so relet, then rentals received by Lessor from such reletting shall be applied; first, to the payment of any indebtedness other than rent due hereunder from Lessee to Lessor; second, to the payment of any cost of such reletting; third, to the payment of the cost of any alterations and repairs to the Premises; fourth, to the payment of rent due and unpaid hereunder; and the residue, if any, shall be held by Lessor and applied in payment of future rent as the same may become due and payable hereunder. Should that portion of such rentals received from such reletting during any month, which is applied by the payment of rent hereunder, be less than the rent payable during that month by Lessee hereunder, then Lessee shall pay such deficiency to Lessor immediately upon demand therefore by Lessor. Such deficiency shall be calculated and paid monthly. Lessee shall also pay to Lessor, as soon as ascertained, any costs and expenses incurred by Lessor in such reletting or in making such alterations and repairs not covered by the rentals received from such reletting.

24. SEVERABILITY: In the event any provisions of this Lease be officially found to be contrary to law, or void as against public policy or otherwise, such provisions shall be either modified to conform to the law or considered severable with the remaining provisions hereof continuing in full force and effect.

25. EXPENSES OF ENFORCEMENT: Lessee shall pay upon demand all of Lessor’s costs, charges and expenses, including the reasonable fees of counsel, agents and others retained by Lessor, incurred in enforcing Lessee’s obligations hereunder or incurred by Lessor in any litigation, arbitration, negotiation or transaction in which Lessee causes Lessor to become involved or concerned as a result of the relationship created hereby.

26. EMINENT DOMAIN: If the whole or a substantial part of the premises hereby leased shall be taken by any public or quasipublic authority under the power of eminent domain so that such taking would render the use of the remainder unsuitable for Lessee’s purposes, then the terms of this lease shall cease on the part so taken from the date the possession of that part shall be required for any public purpose and the rent shall be paid up to that day, and from that day and for thirty (30) days thereafter the Lessee shall have the right either to cancel this Lease and declare same null and void or to continue in the possession of the remainder of the same under the terms herein provided, except that the rent shall be reduced in proportion to the amount of the premises taken. All damages awarded for such taking shall belong to and be the property of the Lessor whether such damages shall be awarded as compensation for diminution in value to the leasehold or to the fee of the premises herein leased; provided, however, that the Lessor shall not be entitled to any portion of the award made to the Lessee for loss of business, depreciation to and cost of removal of office furniture.

27. BANKRUPTCY: Neither this Lease, nor any interest therein nor any estate hereby created shall pass to any trustee or receiver in Bankruptcy, or to any other receiver or assignee for the benefit of creditors or otherwise by operation of law during the term of this Lease or any renewal or extension thereof.

28. ACCESS TO PREMISES: Subject to the same provisions in Section 18, the Lessor shall have the right to enter upon the Leased Premises at all reasonable hours for the purpose of inspecting the same and/or for the purpose of maintenance and repair of any pipes and/or conduits and/or ducts whether same are used in the supply of services to the Lessee or to the other occupants of the building or adjacent buildings and at all reasonable hours in connection with (a) construction of additional floors on its building, or (b) carrying on any work, repairs, alterations or improvements in and about the building.

Lessee is advised that Lessor reserves the right to make such rules regarding securing the building as may in the opinion of Lessor dictate as necessary from time to time including, but not limited to, the locking of the exterior doors of the building at times earlier or later than present rules enforced, wherein the exterior doors are unlocked from 7 AM to 6 PM, Monday thru Friday, 8 AM to 1 PM Saturday, and the exterior doors are locked on Sunday, Holidays and times other than the above stated.

In the event that Lessor should elect to lock the doors at an earlier hours, it is to be the responsibility of the Lessee to arrange to meet any expected invitees during the hours when the doors are locked and to admit such invitees to the building. Lessee shall be responsible to secure the exterior doors immediately after admitting such invitees.

Lessee agrees that it will not permit the entrance into the building during any secured times of any other individual(s) other than invitees to its own suite or the building.

Lessee’s key to its suite will admit Lessee to the exterior door of the building and in the event that Lessee shall enter the building at other than regular business hours (7 AM through 6 PM, Monday through Friday, 8 AM to 1 PM Saturday, or at such other times as Lessor shall select in its sole opinion as regular business hours) then Lessee shall assume all responsibility for securing the building after entering or departing the building.

29. RIGHT TO MORTGAGE: The Lessor reserves the right to subordinate this Lease at all times to the lien of any mortgage(s) or deed(s) of trust now or hereafter placed upon the Lessor’s interest in the said Premises, Building and Land. Lessee agrees to execute and deliver within ten (10) days after demand such further instrument or instruments, including an instrument subordinating this Lease to the lien of any such mortgage or deed of trust as shall be desired by the Lessor and/or any mortgagees or proposed mortgagees, and hereby irrevocably appoints the Lessor the attorney-in-fact of the Lessee to execute and deliver any such instrument or instruments for and in the name of the Tenant, if Tenant fails to execute said instrument within the above described time period.

30. WAIVER OF SUBROGATION: Lessor and Lessee each hereby waive all rights against the other in respect of any loss or damage for which (but only to the extent that) such party has been compensated under any policy of insurance carried by it or for its benefit. Lessor and Lessee each shall cause its insurance carriers to consent to such waiver and to waive all rights of subrogation against the other party.

31. LESSOR’S LIABILITY: No member of Lessor shall have any personal liability for the performance or nonperformance of Lessor’s obligations made under this Lease, and such liability shall be strictly limited to the assets of the Lessor.

32. FINANCIAL STATEMENT: The persons signing this Lease on behalf of Lessee hereby personally represent and warrant to Lessor that the financial statements delivered to Lessor prior to the execution of this Lease properly reflect the true and correct value of all the assets and liabilities of Lessee. Lessee acknowledges that in entering into this Lease, Lessor is relying upon the accuracy and completeness of such statements.

33. TRANSFER OF LESSOR’S INTEREST: Lessee acknowledges that Lessor has the right to transfer its interest in the Land and Building and in this Lease, and Lessee agrees that in the event of any such transfer Lessor shall automatically be released from all obligations under this Lease (but any liabilities of Lessor which have accrued prior to such transfer shall not be released), and Lessee agrees to look solely to such transferee for the performance of Lessor’s obligations hereunder. Lessee further acknowledges that Lessor may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Lessor from its obligations hereunder and that Lessee shall continue to look solely to Lessor for the performance of Lessor’s obligations hereunder.

34. CONDITIONS: Lessee agrees to the following rules and regulations of the Lessor:

Lessee:

Will take good care of the premises at all times, keeping them clean and free from danger or damage by fire, open windows, open faucets or improper handling of apparatus or equipment of all kinds;

Will not use window coverings other than those provided or approved by Lessor;

Will conduct Lessee’s business on the Leased Premises so as not to interfere with any other Lessee in the building and will not play or permit to be played in the Leased Premises any musical instrument, phonograph or radio, or any sound equipment which will disturb others, other than that which might be supplied by the Lessor, or introduce or operate anything which may increase insurance rates of the building;

Will not permit animals or birds to be brought or kept in or about the building;

Will not move into or through any part of the building any furniture, fixtures, apparatus or supplies or any articles of weight or bulk except in such manner and at such times as Lessor may approve;

Will not overload the building floors or place thereon any weight exceeding one hundred (100) pounds per square foot;

Will have all decorating, carpentry work or any labor required for the installation of Lessee’s equipment, furnishing or other property, performed at its expense and only by the employees of Lessor or with the consent of Lessor by persons duly authorized by Lessor or; provided, however, special equipment, such as duplicating equipment, may be installed by persons other than Lessor’s employees;

Will not install any electrical lighting, heating, ventilating, or power equipment in the premises without first obtaining the written approval of Lessor;

Will not use the water closets, urinals and other water fixtures for any other purpose than that for which they were constructed;

Will not mark, paint, drill into or in any way deface the windows, doors, walls, ceiling, partitions, floors or the wood, stone or aluminum work in the building and shall not put therein any spikes, hooks, screws or nails without Lessor’s written consent, except for office pictures and wall hangings;

Will abide by and perform all such reasonable rules and regulations as Lessor may now or hereafter make which are according to Lessor’s judgment for the general good of the building and its Lessees.

Lessee agrees to repair at its expense any damage to the Leased Premises over and above normal wear and tear, except such damage as is or could be covered by the broadest available form of fire insurance with extended coverages.

According to the City of Leawood, Kansas ordinance, smoking is prohibited within the building.

35. PARKING: Lessor shall provide Lessee with Eighty Nine (89) car parking spaces for employees and guests of Lessee, in those parking areas adjacent to the office facility. Lessor, however, reserves the right to designate the Lessee’s employee parking spaces.

36. WAIVER: One or more waivers of any covenant or condition by the Lessor shall not be construed as a waiver of a further breach of the same covenant or condition, and the consent or approval by the Lessor to or of any act by the Lessee requiring the Lessor’s consent or approval shall not be deemed to waive or render unnecessary the Lessor’s consent or approval to any subsequent similar act by the Lessee.

37. NOTICE: Whenever under this Lease a provision is made for any demand, notice or declaration of any kind, or whether it is deemed desirable or necessary by either party to give or serve any such notice, demand, or declaration to the other party, it shall be deemed sufficient notice and service thereof if such notice to the Lessee is in writing addressed to the Lessee in care of:

MHM Resources, LLC

C/o Wage Works, a Delaware Corporation

1100 Park Place

San Mateo, CA 94403

Attn: Kathy McElewee, Chief Financial Officer

and to the Landlord in care of:

BK Pinnacle IV, LLC and

BK Properties, LLC, as tenants in common

c/o Block & Company, Inc., Realtors

700 West 47th Street, Suite 200

Kansas City, Missouri 64112

and served by certified or registered mail, and postage prepaid. Notice needs to be only sent to one Lessee or Lessor when the Lessee or Lessor is more than one person. Either party may, by like notice at any time and from time to time, designate a different address to which notices shall be sent.

38. REAL ESTATE COMMISSION: Lessor acknowledges that BLOCK & COMPANY, INC., REALTORS and Strauss Real Estate negotiated this Lease and further agrees to pay to said Realtors, upon complete execution of this Lease, a leasing commission as set forth by separate agreement.

39. ENTIRE AGREEMENT: This Lease, together with the Exhibits scheduled below, constitutes the entire agreement between the parties with respect to the subject matter hereof, and no representation or agreement, oral or otherwise, not contained herein shall be binding upon the parties or otherwise have any force and effect. The following are Exhibits to this Lease and are incorporated herein by reference:

Exhibit A Floor Plan

Exhibit B Tenant Finish Floor Plan

Exhibit C Construction Bid Covering Leased Premises

Exhibit D Irrevocable Standby Letter of Credit

Exhibit E Building Plans

40. CORPORATE TENANT: Lessee, in the event that it is a corporation, hereby covenant and warrants that: (a) it is duly incorporated (or duly qualified if foreign) and authorized to do business in the State of Kansas; (b) the persons executing this Lease on behalf of Lessee are officers of Lessee; (c) such officers were duly authorized by Lessee to sign and execute this Lease on its behalf; (d) this Lease is a valid and binding obligation of Lessee, enforceable in accordance with its terms; and (e) the execution and performance of this Lease by Lessee does not conflict or result in a breach of Lessee’s certificate or articles of incorporation, Lessee’s bylaws or any other agreement which affects the property or assets of Lessee.

41. MODIFICATION OF LEASE: If a lender requires as a condition to its lending funds, the repayment of which is to be secured by a mortgage or deed of trust on the Land and Building or either, that certain modifications be made to this Lease, which modifications will not require Lessee to pay any additional rentals or otherwise materially change the rights or obligations of Lessee hereunder, Lessee shall, upon Lessor’s request, execute appropriate instruments affecting such modifications.

42. DISCLOSURE: Lessee acknowledges that Lessee has been informed that person(s) associated with Block & Company, Inc., Realtors may have or may acquire an ownership interest in the (shopping center, property), and Lessee acknowledges that such ownership interest shall not affect the terms, conditions or validity of this Lease.

43. RENEWAL OPTION: Upon expiration of the initial Term, Lessee shall have the option to extend the Term of the Lease for Five (5) years at the then prevailing fair market value for rental space of comparable size, quality and floor height in first class office buildings in the area of the building. The Option shall be exercised in writing One Hundred and Eighty (180) days prior to the Lease Expiration.

44. MOVING ALLOWANCE: Upon commencement of this Lease as set forth herein, Lessor agrees to provide to Lessee a Moving Allowance equal to One Hundred Seventy Thousand Dollars ($170,000.00).

45. BUILDING SIGNAGE: The building has city approval for two (2) signs on the exterior of the building. Lessee shall have the rights to one (1) of said signs for as long as Lessee occupies the entire Premises. Lessee’s signage shall be on the south side of the Building. Signage size, design and location shall be mutually agreed upon between Lessee and Lessor. Lessee shall not be allowed to place signage on the exterior of the building that is for any business involved in (in whole or in part) or related to the financial services industry, including but not limited to, dealer/brokers, trust companies, banks, savings and loans, credit unions, registered investment advisors, mutual funds, stocks, bonds, private equity, venture capital, 401(k) plans, annuities, life insurance, wealth management and financial planning.

46. GUARANTY: Lessee’s obligations under this Lease are guaranteed by Wage Works, Inc., pursuant to a Guaranty of Lease attached hereto.

[No further text on this page.]

The Parties Hereto affix their signature effective as of this 10TH day of February, 2008.

PLEASE READ THIS LEASE CAREFULLY. BLOCK & COMPANY, INC., REALTORS, ITS AGENTS OR EMPLOYEES, ARE NOT AUTHORIZED TO GIVE LEGAL, TAX OR ACCOUNTING ADVICE. IF YOU DESIRE SUCH ADVICE, CONSULT YOUR ATTORNEY AND/OR ACCOUNTANT BEFORE SIGNING.

LESSOR:

BK PINNACLE IV, LLC, a Kansas limited liability company, as tenants in common

By:	BLOCK & COMPANY, INC., REALTORS, as Agent

	By:	/s/ Kenneth G. Block
Kenneth G. Block, Principal

Date:	2/10/08

Time:	2:45 PM

LESSEE:

MHM RESOURCES, LLC, a Delaware limited liability company

By:	/s/ Kathleen McElwee
	Name:	Kathleen McElwee

Title:	CFO

[Signature page for Standard Office Lease between BK Pinnacle IV, LLC and BK

Properties, LLC as Lessor, and MHM Resources, LLC as Lessee.]

GUARANTY OF LEASE

FOR TEN AND NO/100 DOLLARS ($10.00) AND OTHER GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged by “Guarantor”, and in connection with that certain Lease Agreement dated February    , 2008 (the “Lease”) between BK Properties, LLC and BK Pinnacle IV, LLC, as tenants in common (as “Lessor”) and MHM Resources, LLC (as “Lessee”), regarding those certain premises located at 4200 W. 115th Street, Leawood, Kansas 66211, the undersigned guarantor(s) (“Guarantor”) hereby duly executes and delivers this Guaranty of Lease (the “Guaranty”), and covenants and agrees to guaranty, for and on behalf of Lessor and Lessor’s transferees, successors and assigns, the full and complete payment of all of the obligations, liabilities, and duties of any nature and kind of Lessee under the Lease (collectively, the “Liabilities”).

Guarantor represents and acknowledges that the making of the Lease will be of direct interest, benefit and advantage to Guarantor, and that, without the execution and delivery of this Guaranty, Lessor would not have agreed to enter into said Lease.

The obligations of Guarantor hereunder are independent of the obligations of Lessee, and separate actions for payment or damages may be brought and prosecuted against Guarantor whether or not an action is brought against Lessee or the security for Lessee’s obligations, and whether or not Lessee is joined in any such actions, and whether or not notice is given or demand is made upon Lessee. Notwithstanding anything to the contrary in the foregoing, Guarantor shall have no liability hereunder until the expiration of all applicable notice and cure periods provided under the Lease have expired.

Lessor may, from time to time, without notice to Guarantor and without affecting, diminishing or releasing the liability of Guarantor (a) retain or obtain a security interest in any property to secure any of the Liabilities or any obligation hereunder, (b) retain or obtain the primary or secondary liability of any party or parties, in addition to Guarantor, with respect to any of the Liabilities, (c) extend or renew for any period the Lease (whether or not longer than the original period), alter or exchange any of the Liabilities, (d) release or compromise any liability of any of the parties primarily or secondarily liable on any of the Liabilities, (e) release a security interest, if any, in all or any property securing any of the Liabilities or any obligation hereunder and permit any substitution or exchange for any such property, (f) resort to Guarantor for payment of any of the Liabilities, or any portion thereof, whether or not Lessor shall have resorted to any property securing any of the Liabilities or any obligation hereunder or shall have proceeded against any party primarily or secondarily liable on any of the Liabilities, and (g) alter, extend, change, modify, release or cancel any covenant, agreement or provision contained in the Lease. Any amount received by Lessor from whatever source and applied by it toward the payment of the Liabilities shall be applied in such order of application as Lessor may from time to time elect.

Guarantor waives: (a) notice of the acceptance of this Guaranty, (b) notice of the existence or creation of the Lease or all or any of the Liabilities, (c) presentment, demand, notice of dishonor, protest, and all other notice of whatever nature, and (d) all diligence on the part of Lessor in collection or protection of, or realization upon, any security for any of the Liabilities or in enforcing any remedy available to it under the Lease.

The creation or existence from time to time of Liabilities in excess of the amount to which the right of recovery under this Guaranty may be limited is hereby authorized, without notice to Guarantor and shall not in any way affect or impair this Guaranty.

Lessor may, without notice of any kind, sell, assign or transfer all or any of the Liabilities or the Lease, and in such event each and every successive assignee, transferee, or holder of all or any of the Liabilities shall have the right to enforce this Guaranty, by suit or otherwise for the benefit of such assignee, transferee or holder, as fully as if such assignee, transferee or holder were herein by name specifically given such rights, powers and benefits. Lessor shall have an unimpaired right, prior and superior to that of any such assignee, transferee or holder, to enforce this Guaranty for the benefit of Lessor, as to so much of the Liabilities as it has not sold, assigned, or transferred.

No delay or failure on the part of Lessor in the exercise of any right or remedy shall operate as a waiver thereof and no single or partial exercise by Lessor of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy contained herein. No action of Lessor permitted hereunder shall in any way impair or affect this Guaranty. No right or power of Lessee or anyone else to assert any claim or defense as to the invalidity or unenforceability of the Lease or of the Liabilities shall impair or affect the obligations of Guarantor hereunder. Until all of the Liabilities shall have been paid to Lessor in full, Guarantor shall have no right to subrogation, and until such time Guarantor waives any right to enforce any remedy which Lessor now has or may hereafter have against Lessee, and waives any benefit of any right to participants in any security now or hereafter held by Lessor.

Until each and every one of the covenants and agreements of this Guaranty are fully performed, Guarantor’s obligations shall not be released, in whole or in part, by any action or thing which might, but for this provision of this instrument, be deemed a legal or equitable discharge of a surety or guarantor, or by reason of any waiver, extension, modification, forbearance or delay or other act or omission of Lessor or its failure to proceed promptly or otherwise, or by reason of any action taken or omitted by Lessor, whether or not such action or failure to act varies or increases the risk of, or affects the rights or remedies of Guarantor or by reason of any further dealings between Lessee, Lessor or any other guarantor. Guarantor hereby expressly waives and surrenders any defense to its liability hereunder based upon any of the foregoing acts, omissions, things, agreements or waivers or any of them; it being the purpose and intent of the parties hereto that the covenants, agreements and all obligations hereunder are absolute, unconditional and irrevocable.

Lessor shall be entitled to assign this Guaranty in connection with an assignment of the Lease and all of its rights, privileges, interests, and remedies hereunder to any other person, firm, entity, bank or corporation whatsoever without notice to or consent by Guarantor, and such assignee shall be entitled to the benefits of this Guaranty and to exercise all such rights, interests and remedies as fully as Lessor. This Guaranty shall inure to the benefit of Lessor, its successors and assigns, and shall bind Guarantor jointly and severally, together with its heirs, representatives, successors and assigns. If more than one party shall execute this Guaranty, the term “Guarantor” shall mean all parties executing this Guaranty, and all such parties shall be jointly and severally obligated hereunder.

This Guaranty shall be construed in accordance with the laws of the State of Kansas, and such laws shall govern the interpretation, construction and enforcement hereof. Wherever possible each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

Guarantor hereby (a) submits to the nonexclusive jurisdiction of any court having jurisdiction over the Lessee for the purposes of all legal proceedings arising out of or relating to this Guaranty; and (b) irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such court and any claim that any such proceeding brought in such court has been brought in an inconvenient forum. Notwithstanding anything herein to the contrary, nothing herein shall limit the right of Lessor to bring proceedings against Guarantor in the courts of any other jurisdiction.

Guarantor acknowledges, represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of Delaware, that this Guaranty has been duly authorized, executed and delivered by Guarantor and constitutes the legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, and that Guarantor has the requisite power and authority to execute the Guaranty and to perform its obligations under the Guaranty.

If either party (the “Moving Party”) at any time is compelled to take action, by legal proceedings or otherwise, to enforce or compel compliance with the terms of this Guaranty, or otherwise in connection with this Guaranty, the other party (with Lessor agreeing to same by its acceptance hereof) shall, in addition to any other rights or remedies to which the Moving Party may be entitled hereunder or as a matter of law or in equity, pay to the other party all costs, including reasonable attorney’s fees, incurred or expended by the Moving Party in connection therewith.

This Guaranty is executed as of this 8 day of February, 2008.

GUARANTOR:

WAGE WORKS, INC. a Delaware corporation

By:	/s/ Kathleen McElwee
	Name:	Kathleen McElwee

Title:	CFO

STATE OF California	)
) SS
COUNTY OF San Mateo

On this 8 day of February, 2008, before me appeared Kathleen R McElwee, to me personally known, who being by me duly sworn did say that he is the CFO of Wage Works, Inc., a Delaware corporation, and said                          acknowledged said instrument to be the free act and deed of said corporation.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal in the County and State aforesaid the day and year last above written.

/s/ Cheri Occhipinti
Notary Public

My Commission Expires: 12/17/08

[This is the signature page of the BK Properties, LLC and

BK Pinnacle IV, LLC/MHM Resources, LLC Guaranty.]

EXHIBIT A

FLOOR PLAN

PINNACLE CORPORATE CENTRE IV

BLOCK & COMPANY, INC.

THIRD FLOOR

EXHIBIT B

TENANT FINISH FLOOR PLAN

FINAL APPROVED PLAN TO BE ATTACHED

EXHIBIT C

CONSTRUCTION BID COVERING LEASED PREMISES

TO BE ATTACHED

EXHIBIT D

TO THAT CERTAIN LEASE

BY AND BETWEEN

BK Pinnacle IV, LLC and BK Properties, LLC, LESSOR AND

MHM Resources, LLC, LESSEE

FOR THE PROPERTY LOCATED AT

4200 W. 115th Street,

Leawood, Kansas 66211

LETTERHEAD OF ISSUING BANK

(Required)

Date: , 2008	Irrevocable Standby Letter of Credit
Number:
Amount: $	Date of Expiration:

Beneficiary:	Applicant:
c/o Block & Company, Inc. Realtors
700 W. 47th St., Suite 200
Kansas City, MO 64112

We hereby establish our Irrevocable Standby Letter of Credit Number                      in your favor for the account of MHM Resources, LLC (“Tenant”) for an amount of                                          Dollars (USD $            ). Payment of your draft(s) drawn on us will be honored in strict accordance with the terms herein upon presentation of your clean draft(s) drawn on us at sight and accompanied by:

1.	A sworn Affidavit signed by an authorized officer or signatory of (“Landlord”), stating that Tenant defaulted under the Lease Agreement dated as of , 2008 (“Lease”) beyond any applicable cure periods;

2.	Landlord’s sight draft in the amount to be paid under this Letter of Credit, explicitly referencing this Letter of Credit by number and date; and

3.	The original of this Letter of Credit (which will be returned to you after the amount of the drawing is endorsed thereon unless the full amount hereof is drawn).

It is a condition of this Letter of Credit that it shall be automatically renewed on an annual basis from the date hereof without amendment unless at least thirty (30) days prior to any such expiration date, we notify you in writing by certified mail that we elect not to renew this Letter of Credit. However, in such case, prior to the expiry of this Letter of Credit, you may draw up to the amount then available under this Letter of Credit by presentation of your sight draft and the original Letter of Credit together with the Affidavit described in paragraph 1 above. If, in the event we send you notice of our election not to consider this Letter of Credit to be renewed, then Beneficiary may draw the entire undrawn amount of this Letter of Credit without presenting Beneficiary’s statement referenced in Paragraph 1 above.

The draft(s) must indicate the name of the issuing bank and the number and date of this Letter of Credit and must be presented at this office or any other office of this bank at which Letters of Credit may be presented.

One or more partial drawings are allowed hereunder. If the presentation is in connection with a partial draw, we will return this instrument to Beneficiary. If we fail to return this instrument to Beneficiary in violation of the immediately preceding sentence, then the requirement of presentation of this instrument on later draws will be deemed met.

If the requisite documents are presented at this office before expiration of this Letter of Credit, we will honor the draft(s) drawn under and in compliance with the terms of this Letter of Credit upon presentation, and payment will be effected within three (3) business days if presentation is made before 10:00 a.m. (local time) that day. If presentation is made after 10:00 a.m., then payment will be effected before the close of business of the fourth business day following thereafter.

If a demand for payment made by you hereunder does not, in any instance, conform to the terms and conditions of this Letter of Credit, we shall give you prompt written notice thereof and in any event within two business days of such determination, stating the specific reasons therefor and that we are holding any documents at your disposal. Upon being notified that the proposed demand was not effected in accordance with this Letter of Credit, you may attempt to correct any such non-conforming demand for payment without penalty.

Except as otherwise expressly stated herein, this Letter of Credit is subject to International Standby Practices ISP98 (International Chamber of Commerce Publication #590) or the successor version in effect at the time of any draws.

                     BANK

Authorized Signature:

Name:

Title:

State of California	)
	)	ss.
County of San Mateo	)

On     February 8, 2008    , before me,     Cheri Occhipinti Notary Public     personally appeared Kathleen R. McElwee who

        Insert Date                                      Name of Notary Public and Title

proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacit(y/ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity on behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

/s/ Cheri Occhipinti	(Notary Seal)
Signature of Notary Public

EXHIBIT E

BUILDING SPECIFICATIONS

BUILDING OUTLINE SPECIFICATIONS PINNACLE CORPORATE CENTRE IV LEAWOOD, KANSAS GENERAL

Typical Floor Plate Area	Floor 1:19,938 rentable square feet Floors 2 and 3: 19,779 rentable square feet

Exterior Materials	Two shades of brick & cast stone with insulated high performance reflective glass

Roofing System	Mechanically fastened TPO membrane

Floor Load	Designed per code for 100 psf live load

Planning Module	Window mullions on 4'-0" centers

Structural System	Structural steel with composite concrete floor slabs

Typical Ceiling Height	9'-0" floor to ceiling 2nd and 3rd floors Ground floor capable of 11'-0" with dropped ceiling

Parking Facilities	4.45 spaces/1,000 usf (245 surface spaces)

Elevators	2 computer controlled Otis 3500 lb. hydraulic passenger elevators with extra height ceilings serving all floors.

Main Floor Lobby	Lobby floor is patterned marble and granite with paneled walls of Cherry with stone accents to match flooring materials. Carpet at ground floor building corridor.

Building Standard Door Height	8'-0" tenant doors within Tenant spaces. 8'-10" corridor doors - 9'0" frames

Building Security	Computer integrated security system with card access for building entry/exit doors

Building Standard Ceiling	2'x2' ACT with tegular edge in corridors; lobby is gypsum board; 2'x4' Second Look ceiling tile in Tenant spaces.

Toilet Rooms	One per floor (men’s and women’s) 4 fixtures/person & 2 sink/restroom Ceramic tile floors and walls, granite vanities Vinyl wall covering accents Handicapped accessible

Miscellaneous	Two drinking fountains per floor One telephone/ electrical closet per floor One custodian closet per floor

MECHANICAL SYSTEMS

Heating and Air Conditioning	Two State-of-the-Art 90-ton Trane Intelipac high efficiency roof top units distributed by Variable Air Volume system

Energy Management System	Fully computerized direct digital control

After Hours HVAC	Available

Specialty HVAC Provisions	Available

Fire Protection/Life Safety	Computerized fire protection system with automatic fire detection audible and visual alarm signals, fire control panel, and sprinklers

ELECTRICAL SYSTEMS

System Distribution

277/480 volt, 3 phase, 4 wire service, 3000 amps with capacity to supply 11 watts per square foot

Two 4” conduits from the right-of-way in the roadway into first floor electrical room are provided for Data/Communications as ordered by the tenant. Conduits extend to upper floor electrical room for extension into tenant space

Electrical Rooms	One (1) per floor

BASE BUILDING CONDITION (TENANT SPACES)

Suite Entry	3'-0" x 8'-10" x 1 3/4" solid core, U.L. rated 20 minute, white birch-plain sliced with mahogany stain. Installation and cost from TI Allowance.

Entry Door Hardware	Entry locks are Schlage Mortise type. If Tenant desires a computer card access system this is permissible with installation and cost from TI Allowance. Door closers to be L.C.N. Cut sheet. Finish to be brushed stainless. Installation and cost from TI Allowance.

Entry Door Frame	Hollow metal frame (welded, not K.D.) To match U.L. rating of door and sidelight glass. Frame to be painted, building standard color. Cut sheet available.

Interior Tenant Doors	3' x 8' x 1 3/4" solid core, white birch - rotary cut. Door finish stain per tenant selection, to be approved by Landlord. Installation and cost from TI Allowance.

Interior Tenant Door Frames	To be hollow metal, paint per Tenant finish color selection, to be approved by Landlord.

Tenant Door Hardware	Door hardware to be lever handles to meet ADA, finish to be brushed stainless. Cut sheet available.

Entry Sidelight (If Available)	To be clear glazing (not wire glass) with rating as required by City of Leawood. Installation and cost from TI Allowance.

Fire Protection Sprinkler	Semi-recessed chrome sprinkler heads at the finished ceiling in grid systems, as required are minimum standard. Landlord to provide Main sprinkler system based upon open floor plan layout with heads turned up. Cost of relocation and/or additional sprinkler heads as well as reconfiguration to ceiling grid height from TI allowance.

Floor

Sealed concrete ready to receive finish

Design criteria: 100 Psf live load.

Tenant carpet shall be a minimum 28 oz. Level loop, direct glue down, to be approved by Landlord. Installation and cost from TI Allowance.

Walls	Perimeter walls studded with insulation/ core walls fire rated sheet rocked, ready to finish except adjacent to Tenant spaces. Tenant required or requested interior wall cost from TI Allowance.

Ceilings	Ceiling heights are set at 9'-0" A.F.F., ceiling material to be 2x4 tiles, second look to resemble a 2'x2' tile. Tiles to be Class I. Installation and cost from TI Allowance.

Light Fixtures	2' x 4' 18 cell, 3 tube, parabolic with T8 lamps and electronic ballast. Installation and cost from TI Allowance.

Windows	Dual pane insulated reflective glass equipped with 1" horizontal Levelor blinds consistent with building window frame colors, to be supplied by Landlord.

HVAC

Variable-Air-Volume System with electric heat at perimeter

Perimeter VAV/FPT boxes

Interior VAV boxes

Main trunk line in addition to 3 VAV boxes installed per floor to be supplied by Landlord. Additional VAV and/or VAV-FPT boxes with DDC controls from TI Allowance.

Fire Protection Sprinkler System

Semi-recessed chrome sprinkler heads at the finished ceiling in grid systems building standard. Main sprinkler system based upon open floor layout with heads turned up to be provided by Landlord.

Reconfiguration and turn down of heads based upon Tenant layout to be from TI Allowance.